Exhibit 10.6
###EMPLOYEE_GRANT_NUMBER###
LONG TERM PERFORMANCE AWARD AGREEMENT
PURSUANT TO THE
COMTECH TELECOMMUNICATIONS CORP.
2023 EQUITY AND INCENTIVE PLAN
THIS LONG TERM PERFORMANCE AWARD AGREEMENT (this “Agreement”), is made effective as of ###GRANT_DATE###, by and between Comtech Telecommunications Corp. (the “Company”) and ###PARTICIPANT_NAME### (the “Participant”).
WHEREAS, the Board of Directors of the Company (the “Board”) adopted, and the stockholders of the Company approved, the Comtech Telecommunications Corp. 2023 Equity and Incentive Plan (the “Plan”);
WHEREAS, pursuant to Section 1.3 of the Plan, the Committee has been appointed to administer the Plan;
WHEREAS, the Company, through the Committee under the Plan, wishes to grant to the Participant a Performance Award under Article IV of the Plan that, following the achievement of the specified levels of performance, as set forth on the document titled “Performance Measures and Corresponding Earned Shares” attached hereto as Appendix A (the “Performance Measures”), and, subject to the Participant’s continuing service with the Company or an Affiliate through the Final Certification Date (as defined below), may provide for the issuance of a number of shares of Common Stock corresponding to the level of achievement of the Performance Measures (subject to accelerated earning, vesting and payment of such shares as specifically provided herein) (such shares, the “Performance Shares”); and
WHEREAS, the Performance Shares shall be subject to the terms of this Agreement and the Plan.
NOW, THEREFORE, the Company and the Participant agree as follows:
1. Grant of Performance Award.  Subject to the restrictions, terms and conditions of the Plan and this Agreement, on ###GRANT_DATE### (the “Grant Date”), the Company awarded and granted to the Participant an award under Article IV of the Plan with the designated target number of ###TOTAL_AWARDS### Performance Shares (the “Target Performance Shares”), and providing to the Participant a conditional right to earn the Target Performance Shares, or a number of Performance Shares for each Applicable Performance Period (as defined below) ranging from 0%  to 200% of the Target Performance Shares, by achievement of the designated levels of performance of each performance criteria as specified in the Performance Measures attached hereto as Appendix A, the earning of which would entitle the Participant to receive for each Performance Share earned, in accordance with Section 2 below, one share of Common Stock, subject to the provisions of Sections 3 and 4 below.

2. Certification Date.  Subject to the Participant’s not incurring a termination of employment or service prior to the Final Certification Date (except as otherwise specifically set forth in this Agreement), upon the Committee determining and certifying the achievement of the Applicable Performance Measures on each of the applicable Annual Certification Dates with respect to the performance period beginning on [●] and ending on [●] (the “Full Three-Year Performance Period”), the performance period beginning on [●] and ending on [●] (the “First Applicable Performance Period”), or the performance period beginning on [●] and ending on [●] (the “Second Applicable Performance Period,” and together with the Full Three-Year Performance Period and the First Applicable Performance Period, each an “Applicable Performance Period”), the Participant shall have the right to receive one share of Common Stock for each Performance Share earned based on the level of attainment of the applicable Performance Measures for the Applicable Performance Period in accordance with Appendix A (“Earned Shares”) during the Applicable Performance Period, subject to the Participant remaining employed through the applicable Annual Certification Date, except as otherwise provided in Section 3.  The Committee shall certify the level of achievement of each of the Performance Measures no later than the fifteenth (15th) day of the third month following the end of the Applicable Performance Period (the date of each such certification the “Annual Certification Date”, and the date of the Annual Certification Date following the Full Three-Year Performance Period, the “Final Certification Date”). All Performance Shares that do not become Earned Shares following the Committee’s certification on the Final Certification Date under the terms hereof shall be forfeited on such Final Certification Date.
3. Death or Disability/Change in Control before the Final Certification Date; Effect of Terminations of Employment.
3.1. Death, Disability and Termination of Employment.
(i)   In the event of the Participant’s death or Disability prior to the Final Certification Date and prior to forfeiture of the Performance Shares, the Performance Measures for the Full Three-Year Performance Period shall be deemed to be satisfied at a level equal to the greater of the designated Target Performance Level or the Projected Performance Level (as defined in Appendix A) as of the date of such death or Disability, and the resulting number of Earned Shares less Earned Shares earned for a prior completed Applicable Performance Period (if any), together with the number of Earned Shares earned for any previously completed Applicable Performance Period shall become fully vested and shall (subject to Plan Section 17.13) be distributed to the Participant or his or her beneficiary within sixty (60) days following the Participant’s death or Disability.  The term “Disability” shall have the meaning set forth in Section 409A(a)(2)(C)(i) of the Code, provided that a “Disability” shall be deemed to have occurred only if it qualifies as a disability within the meaning of Treasury Regulation Section 1.409A-1(e)(1).

(ii)  In the event of the Participant’s termination of employment or service without Cause (and other than due to death or Disability) by the Company and its Affiliates on a date that is both prior to the Final Certification Date and prior to a Change in Control occurring, any Earned Shares earned with respect to any previously-completed Applicable Performance Period shall be forfeited and disregarded, and the Participant shall earn for the Full Three-Year Performance Period a number of Earned Shares (which shall not be less than zero) in an amount equal to the product of (x) the number of Performance Shares the Participant would have earned based on the actual achievement of each of the Performance Measures for the Full Three-Year Performance Period as if the Participant remained employed or engaged by the Company through the Final Certification Date, times (y) a fraction, the numerator of which is the number of days during the Full Three-Year Performance Period that the Participant was employed or engaged by the Company, and the denominator of which is 1,095. The resulting number of Earned Shares (if any) shall become fully vested and shall be distributed to the Participant in accordance with Section 4 hereof, subject to Participant’s timely execution and non-revocation of a release agreement prior to the Final Certification Date in a form required by the Company.
(iii) In the event of a termination of employment or service due to the Participant’s resignation for any or no reason on a date that is prior to the Final Certification Date, the following provisions shall apply:
(a) If on the Grant Date, the Participant has ten or more years of qualifying service with the Company (as determined by the Committee in its sole discretion) (a “Qualifying Long-Term Employee”), any Earned Shares earned with respect to any previously-completed Applicable Performance Period shall be forfeited and disregarded, and the Participant shall earn for the Full Three-Year Performance Period a number of Earned Shares (which shall not be less than zero) in an amount equal to the product of (x) the number of Performance Shares the Participant would have earned based on the actual achievement of each of the Performance Measures for the Full Three-Year Performance Period as if the Participant remained employed by the Company through the Final Certification Date, times (y) a fraction, the numerator of which is the number of days during the Full Three-Year Performance Period that the Participant was employed by the Company, and the denominator of which is 1,095. The resulting number of Earned Shares (if any) shall become fully vested and shall be distributed to the Participant in accordance with Section 4 hereof, subject to Participant’s timely execution and non-revocation of a release agreement prior to the Final Certification Date in a form required by the Company.
(b) If on the Grant Date, the Participant is not a Qualifying Long-Term Employee, all Performance Shares, including any Earned Shares, shall be forfeited on the date of such termination of employment or service for no consideration.
(iv) In the event of a termination of employment or service for Cause, all Performance Shares, including any Earned Shares, shall be forfeited on the date of such termination of employment or service for Cause for no consideration.

3.2.   Change in Control.  In the event of a Change in Control prior to the Final Certification Date, the Performance Measure for the Full Three-Year Performance Period shall be deemed to be satisfied at a level equal to the greater of the designated Target Performance Level or the Projected Performance Level (as defined in Appendix A) as of the date of such Change in Control, and the resulting number of earned Performance Shares, less any previously Earned Shares, shall be deemed to be Earned Shares and shall become fully vested as of the Change in Control (including in the case of a Participant whose employment or service terminated between the time of the Change in Control and the Assumption Deadline (as defined below)) and all vested Earned Shares shall (subject to any limitations under Section 409A of the Code) be distributed to the Participant within sixty (60) days following the Change in Control; provided, however, that if the Performance Shares constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, and the Change in Control is not a “change in control event,” within the meaning of Section 409A of the Code or if settlement upon a Change in Control would otherwise be prohibited under Section 409A of the Code, then the vested Earned Shares shall be distributed to the Participant in accordance with Section 4 hereof or upon the Participant’s earlier death or Disability. Notwithstanding the foregoing, if the Committee reasonably determines in good faith but subject to and only in accordance with Section 409A of the Code, prior to the Assumption Deadline, that any Performance Shares that are not Earned Shares shall be honored or assumed, or new awards substituted therefor (each such honored, assumed or substituted Performance Share hereinafter called an "Alternative Performance Share"), by Participant's employer (or the parent or a subsidiary of such employer) by the Assumption Deadline, then no acceleration of earning or vesting shall occur with respect to the Performance Shares solely due to such event, provided that, such Alternative Performance Shares must meet the following criteria:
(i) Each Alternative Performance Share must be based on stock that is traded on an established securities market, or that will be so traded within 30 days after the Change in Control, or provide for a cash payment not less than the cash value of the Performance Share based on the highest consideration per share received by a holder of Common Stock in the transaction or series of transactions that gave rise to the Change in Control;
(ii) The Alternative Performance Shares must provide such Participant with rights, terms, conditions and entitlements substantially equivalent to or better than the rights, terms, conditions and entitlements applicable under the Performance Shares, including, but not limited to, an identical or better vesting schedule than applied prior to the Change in Control;
(iii) The Alternative Performance Share must have economic value substantially equivalent to the value of each Performance Share (such equivalent values to be determined as of the time of the Change in Control);
(iv) In furtherance of clause (ii) above, the performance goal applicable to the Alternative Performance Shares (the “Alternative Performance Measure”) and the corresponding level at which Alternative Performance Shares shall be earned must be determined by the Committee to be not less probable of being achieved than the Performance Measure immediately prior to the Change in Control (assuming the Change in Control had not occurred and assuming that the Company had incurred no expense in connection with the Change in Control);
(v) The Alternative Performance Shares must be structured in a manner intended to comply with Section 409A of the Code to avoid any adverse tax consequences thereunder, to the extent applicable;

(vi) The Alternative Performance Shares shall provide that, in the event that, within two years following the Change in Control and prior to the Final Certification Date, either the Participant has a termination of employment or service by his or her employer other than for Cause (with the result that immediately thereafter the Participant is not employed by such employer or its parent or other affiliates or that the Alternative Performance Shares otherwise would be forfeited under their terms but for this provision), or if the termination of employment or service would constitute a resignation for “Good Reason” under any other agreement by and between the Participant and the employer or its parent or other affiliates, and Participant effects a termination of employment or service for such Good Reason, then the Alternative Performance Measure for the Full Three-Year Performance Period shall be deemed to be satisfied at the Maximum Performance level (as defined in Appendix A) as of the date of such termination of employment or service, and the resulting number of earned Alternative Performance Shares less any Performance Shares previously earned for a completed Applicable Performance Period, which together with Earned Shares previously earned for previously completed Applicable Performance Periods (if any) shall be the resulting Earned Shares (or awarded cash), shall become fully vested (to the extent not vested prior thereto) and shall be distributed to the Participant within five business days after such termination date; provided, however, that if the Performance Shares constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, and the Change in Control is not a “change in control event,” within the meaning of Section 409A of the Code or if settlement upon such termination would otherwise be prohibited under Section 409A of the Code, then the vested Earned Shares shall be distributed to the Participant in accordance with Section 4 hereof or upon the Participant’s earlier death or Disability.
(vii) Any changes after the Change in Control to the businesses the performance of which is measured under the Alternative Performance Measure, including but not limited to asset sales or dispositions, reorganizations, restructurings, acquisitions, or discontinuations of operations, that will or could have an adverse effect on the performance criteria under the Alternative Performance Measure during the Full Three-Year Performance Period shall be accompanied by adjustments to the Alternative Performance Measure so that such changes do not reduce the probability of the Performance Measure being achieved at the level that would have been obtained in the absence of such changes.
For purposes of this Section 3.2, the “Assumption Deadline” shall be ten business days in advance of the Change in Control.
4. Vesting and Distribution of Earned Shares. Subject to Section 3, Earned Shares shall vest and be distributed to the Participant within ten (10) days following the Final Certification Date (and in any event no later than two and half months following the conclusion of the Full Three-Year Performance Period).
Except as otherwise provided herein, there shall be no proportionate or partial vesting in the periods prior to the Final Certification Date and all vesting shall occur only on the Final Certification Date.

5. Dividend Equivalents. In the event that the Company declares and pays ordinary cash dividends on its outstanding Common Stock the record date for which is on or after the Grant Date and on or before the date of distribution of Earned Shares (including during any period of deferral at the election of the Participant), the Participant shall be credited, as of the dividend payment date, for each Performance Share that is potentially earnable under this Agreement, a cash amount equivalent to the cash amount paid at that date on one share of Common Stock.  Such credited cash amount of dividend equivalents shall be earned and vested if and only if the related Performance Share becomes earned and vested (i.e., it is forfeitable to the same extent as the related Performance Share).  No interest or earnings will be credited on accrued dividend equivalents.  Dividend equivalents will be distributable at such time as the Earned Shares resulting from the earning and vesting of the Performance Shares to which the dividend equivalents relate are distributed; provided, however, that the Company may withhold cash dividend equivalents to satisfy then applicable tax withholding obligations relating to Earned Shares (to minimize the number of Earned Shares being withheld to satisfy tax obligations) under Section 12.
6. Detrimental Activity.  In the event the Participant engages in Detrimental Activity prior to, or during the one year period following the earlier of the Participant’s termination of employment or service or the Final Certification Date, the Committee may direct (at any time within one year thereafter) that all Performance Shares shall be immediately forfeited to the Company and that the Participant shall pay over to the Company the amount realized from any Earned Shares or dividend equivalents paid in connection therewith.
7. Restrictions on Transfer.  Unless otherwise approved by the Committee, the Performance Shares are not transferable other than by will or by the laws of descent and distribution. In addition, unless otherwise approved by the Committee, the Performance Shares shall not be sold, transferred, assigned, pledged, encumbered, hypothecated or otherwise disposed of (whether by operation of law or otherwise), and the Performance Shares shall not be subject to execution, attachment or similar process.  Upon any attempt to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of all or part of the Performance Shares or in the event of any levy upon the Performance Shares by reason of any execution, attachment or similar process contrary to the provisions hereof not otherwise approved by the Committee, the Performance Shares and all rights thereunder shall immediately become null and void.
8. Issuance Restrictions. The Company is not obligated to issue any securities if, in the opinion of counsel for the Company, the issuance of such Common Stock shall constitute a violation by the Participant or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.
9. Securities Representations.  The shares of Common Stock will be issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant acknowledges, represents and warrants that:
9.1.  The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this section;

9.2.  The Common Stock must be held indefinitely by the Participant unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such Common Stock or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such Common Stock and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of the Common Stock (or to file a “re-offer prospectus”);
9.3. The exemption from registration under Rule 144 will not be available under current law unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Common Stock may be made only in limited amounts in accordance with such terms and conditions.
10. Not an Employment or Service Agreement.  Neither the execution of this Agreement nor the issuance of this award or the Common Stock hereunder constitute an agreement by the Company to employ or to continue to employ or engage the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any shares of Common Stock are outstanding.
11. Power of Attorney.  The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of Common Stock and property provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof.  Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.
12. Withholding.  As a condition precedent to the issuance or delivery of the Common Stock upon the vesting of the Award, the Company or an Affiliate will withhold whole shares of Common Stock which would otherwise be delivered to the Participant having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the amounts that the Company (or an Affiliate) determines is required, under all applicable federal, state, local, foreign or other laws or regulations, to be withheld or paid over as income or other withholding taxes (the “Required Tax Payments”); provided, however, that if you elect in accordance with the Company’s Plan administration rules within sixty (60) days prior to the delivery of the applicable shares of Common Stock, then you may instead pay to the Company any such Required Tax Payments in cash. Shares of Common Stock withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Participant’s jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, as determined by the Company, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a share of Common Stock would be required to satisfy the maximum individual statutory rate in the Participant’s jurisdiction, then the number of shares of Common Stock to be withheld may be rounded up to the next nearest whole share of Common Stock. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

13. Miscellaneous.
13.1. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which the Participant is employed to expressly assume and agree in writing to perform this Agreement.  Notwithstanding the foregoing, the Participant may not assign this Agreement.
13.2.  This award of Performance Shares and the issuance of Common Stock thereunder shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.  Performance Shares and Earned Shares shall be subject to adjustment in accordance with Section 5.7 of the Plan, including during any period in which payment of the Award is deferred at the election of Participant.  For clarity, ordinary dividends on Common Stock will not trigger adjustments to Performance Shares and Earned Shares, and any adjustments to Performance Shares and Earned Shares shall take into account dividend equivalents credited thereon under Section 5.
13.3.  The Participant agrees that the award of the Performance Shares under this Agreement and the issuance of Common Stock thereunder is special incentive compensation and that the Performance Shares (even if treated as compensation for tax purposes) will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.
13.4. No modification or waiver of any of the provisions of this Agreement that is material and adverse to the Participant shall be effective unless in writing and signed by both parties.
13.5. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
13.6. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
13.7.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
13.8. All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice.  Notices to the Company shall be addressed to the Committee.

13.9. This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.
13.10 The Participant acknowledges that the Participant is subject to any clawback policy of the Company in effect as of the Grant Date or that is adopted after the Grant Date in order to comply with applicable law, including, without limitation, any policy adopted to comply with The Dodd-Frank Wall Street Reform and Consumer Protection Act.
14. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Performance Shares unless and until the Participant has become the holder of record of the shares of Common Stock.
15. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee or the Board and as may be in effect from time to time.  The Plan is incorporated herein by reference.  A copy of the Plan has been delivered to the Participant.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, unless this Agreement expressly provides otherwise, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant. You hereby acknowledge receipt of a copy of the Plan.
16. Section 409A of the Code. This Agreement is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment for purposes of Section 409A of the Code. To the extent this Agreement provides for the Performance Shares to become vested and be settled upon the Participant’s termination of employment or service, the applicable shares of Common Stock shall be transferred to the Participant or the Participant’s beneficiary upon the Participant’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Participant is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Performance Shares constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Common Stock shall be transferred to the Participant or the Participant’s beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Participant’s death.
17. Agreement and Grant Not Effective Unless Accepted. By selecting the “Accept” button below you agree (i) to enter into this Agreement electronically and (ii) to the terms and conditions of the Agreement. Until you select the “Accept” button below, this Award shall not be effective. If you do not select the “Accept” button within 90 days from the date the Agreement is made available to you electronically this Award is subject to cancellation, in which case, the Award shall be null and void upon such cancellation.

Address	###HOME_ADDRESS###	COMTECH TELECOMMUNICATIONS CORP.
Employee Number	###EMPLOYEE_NUMBER###
Grant Name	###GRANT_NAME###

APPENDIX A
LONG TERM PERFORMANCE AWARD AGREEMENT
Performance Measure and Corresponding Earned Shares
Under the Comtech Telecommunications Corp.
2023 Equity and Incentive Plan
Fiscal 2024-2026 Performance Period
The Participant shall earn Performance Shares in accordance with the provisions set forth below, with any earned Performance Shares constituting Earned Shares under the Participant’s Long Term Performance Award Agreement of which this Appendix is a part (the “Performance Share Agreement”). Capitalized terms in this Appendix shall have the meanings as defined in the Performance Share Agreement.
Participant’s Target Performance Shares will be allocated to the Performance Measures (as defined below) as follows:
1. Revenue Shares. 1/3 of the Participant’s Target Performance Shares will be allocated to the Company’s achievement of GAAP Revenue (as defined below) (“Revenue Shares”);
2. EBITDA Shares. 1/3 of the Participant’s Target Performance Shares will be allocated to the Company’s achievement of Adjusted EBITDA (as defined below) (“EBITDA Shares”); and
3. TSR Shares. 1/3 of the Participant’s Target Performance Shares will be allocated to the Company’s achievement of TSR (as defined below) (“TSR Shares”).
The number of Performance Shares earned by Participant for the Full Three-Year Performance Period shall be determined as of July 31, 20XX, as follows:
•The Revenue Shares may be earned based on the Company’s cumulative GAAP revenues in fiscal years 20XX-20XX as reflected in the Company’s annual financial statement for the Applicable Performance Period (“GAAP Revenue”);
•The EBITDA Shares may be earned based on the Company’s Adjusted EBITDA for fiscal years 20XX-20XX; and
•The TSR Shares may be earned based on the Company’s achievement of TSR for fiscal years 20XX-20XX (TSR, together with Adjusted EBITDA and GAAP Revenue, the “Performance Measures”).

Performance Criteria for Full Three-Year Performance Period	Threshold	Target	Maximum
Fiscal 20XX – 20XX GAAP Revenue
Fiscal 20XX – 20XX Adjusted EBITDA
Fiscal 20XX – 20XX TSR

Notwithstanding the foregoing, the earning of the Performance Shares shall accelerate (reducing the number of unearned Performance Shares) prior to the end of the Full Three-Year Performance Period determined as of [●] and [●], respectively, as follows:
33% of the Revenue Shares, EBITDA Shares, and TSR Shares shall be subject to accelerated earning based on the following grid:

Performance Criteria for First Applicable Performance Period	Threshold	Target	Maximum
Fiscal [20XX] GAAP Revenue
Fiscal [20XX] Adjusted EBITDA
Fiscal [20XX] TSR
         Up to a total of 66% of the Revenue Shares, EBITDA Shares and TSR Shares shall be subject to accelerated earning based on the following grid:

Performance Criteria for Second Applicable Performance Period	Threshold	Target	Maximum
Fiscal [20XX]-[20XX] GAAP Revenue
Fiscal [20XX]-[20XX] Adjusted EBITDA
Fiscal [20XX]-[20XX] TSR
Participant shall earn 50% of the applicable percentage of eligible Target Performance Shares for “Threshold Performance,” 100% of the applicable percentage of eligible Target Performance Shares for “Target Performance,” and 200% of the applicable percentage of eligible Target Performance Shares for “Maximum Performance.” Participant shall earn 0% of the applicable percentage of eligible Target Performance Shares for performance that is less than Threshold Performance. In the event of achievement of a Performance Measure between performance levels, the number of Earned Shares will be determined based upon linear interpolation. In calculating the number of Earned Shares for the Full Three-Year Performance Period or for the Second Applicable Performance Period, the number of Earned Shares, and the shares deemed earned with respect to the prior Applicable Performance Period(s) will be subtracted.
For purposes of this Appendix A, “Adjusted EBITDA”  shall be calculated as earnings before interest, income taxes, depreciation and amortization of intangibles, stock-based compensation, costs associated with exit or disposal activities under FASB ASC Topic 420, impairment loss on goodwill or long-lived intangibles under FASB ASC Topics 350 and 360, expenses relating to a potential or actual Change in Control, including expenses associated with an actual or potential proxy contest, expenses in connection with a potential or actual purchase business combination, including the write-off of purchased in-process research and development under FASB ASC Topic 805, or other related accounting literature, expenses associated with termination of employees under FASB ASC Topics 420, 712, or 715, or other related accounting literature, any adjustment to income before provision of income taxes as required by adoption of a new accounting standard, and any extraordinary item. Adjusted EBITDA shall be calculated in a manner consistent with the adjusted EBITDA non-GAAP operating metric used by management in assessing the Company's operating results.

For Purposes of this Appendix A, “Comparison Group” means the Company and each other company in the S&P 600 as of the Grant Date. Companies shall be removed from the Comparison Group if they cease to be publicly traded during the Applicable Performance Period (other than due to bankruptcy);
For purposes of this Appendix A, “TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, meaning stock price appreciation from the beginning to the end of the Applicable Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are deemed reinvested, as of the ex-dividend date, in the common stock of the Company or any company in the Comparison Group) during the Applicable Performance Period, expressed as a percentage return. For purposes of computing TSR, the stock price at the beginning and end of the Applicable Performance Period will be the average price of a share of common stock over the 20 trading days ending on the first or last day of the Applicable Performance Period, as applicable, adjusted for changes in capital structure; provided, however, that TSR will be negative one hundred percent (-100%) if a company: (i) filed for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.
The number of Performance Shares earned based on TSR shall be determined by the Committee as follows:
1. For the Company and for each other company in the Comparison Group, the Committee shall determine the TSR for the Applicable Performance Period;
2. The Committee shall rank the TSR values by ordering the Comparison Group members (plus the Company if the Company is not one of the Comparison Group members at the time) from highest to lowest based on TSR for the Applicable Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. In determining the Company’s TSR percentile rank for the Applicable Performance Period, in the event that the Company’s TSR for the Applicable Performance Period is equal to the TSR(s) of one or more other Comparison Group members for the same period, the Company’s TSR percentile ranking will be determined by ranking the Company’s TSR for that period as being greater than such other Comparison Group members. After this ranking, the TSR percentile rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:
TSR Percentile Rank = [(N-R)/(N-1)] X 100
 Where “N” represents the number of Comparison Group members for the relevant Applicable Performance Period (plus the Company if the Company is not one of the Comparison Group members for that Applicable Performance Period).
 Where “R” represents the Company’s ranking among the Comparison Group members (plus the Company if the Company is not one of the Comparison Group members for the Applicable Performance Period).
 For example, if the Company ranks seventh and there are sixteen companies in the Comparison Group (including the Company), the Company’s percentile rank will be 60%, which is equal to [(16-7)/(16-1)] X 100.

3. The Committee shall plot the percentile rank for the Company determined in the second step above into the appropriate percentage rank listed in the table above and determine the number of shares earned, if any, as a percent of target.
Notwithstanding the foregoing, if the Company’s absolute TSR is negative over any Applicable Performance Period, payout for the TSR portion of the award shall not exceed 100% of the applicable percentage of eligible Target Performance Shares for such Applicable Performance Period.
In connection with the death or Disability of the Participant or Change in Control of the Company during the Full Three-Year Performance Period, the Committee shall (if required by the Performance Share Agreement) calculate a “Projected Performance Level” as the level of performance that would have been achieved over the Full Three-Year Performance Period if the rate of performance of each performance criteria from the beginning of the Full Three-Year Performance Period through the end of the fiscal quarter ending immediately prior to the date on which the Participant’s death or Disability or the Change in Control occurred had been sustained through the remaining fiscal quarters of the Full Three-Year Performance Period. If such death or Disability of the Participant or Change in Control occurs after the Full Three-Year Performance Period but prior to the Final Certification Date, the Projected Performance Level shall be the actual performance level achieved for the Full Three-Year Performance Period.
Determinations of the Committee regarding the level of achievement of the GAAP Revenue measures, the Adjusted EBITDA measures, and the TSR measures (including in connection with determining a Projected Performance Level), and the resulting Performance Shares earned, and related matters, will be final and binding on the Participant.